Exhibit 99.1

NEWS RELEASE for September 21, 2009 at 6:00 AM EDT
Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

NETLIST RECEIVES NASDAQ NOTIFICATION

RELATED TO MINIMUM BID PRICE

IRVINE, CA (September 21, 2009) . . . Netlist, Inc. (NASDAQ: NLST) today announced that it received a letter from The NASDAQ Stock Market on September 15, 2009.  The letter states that Netlist is not in compliance with Nasdaq Marketplace Rule 5450(a)(1) (the “Minimum Bid Price Rule”) because its common stock had closed below $1.00 per share for 30 consecutive business days.  The letter also states that in accordance with Nasdaq Marketplace Rules, Netlist has 180 days, or until March 15, 2010, to regain compliance with the Minimum Bid Price Rule.  This letter has no immediate effect on the NASDAQ listing or trading of Netlist’s common stock.

Netlist will regain compliance with the Minimum Bid Price Rule if the bid price of its common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days before March 15, 2010.  However, if Netlist does not regain compliance with the Minimum Bid Price Rule by March 15, 2010, the Nasdaq staff will provide Netlist with a written notification that its common stock is subject to delisting.  At that time, Netlist may appeal the delisting determination to a NASDAQ Hearing’s Panel.  If successful at the Hearing, Netlist may be granted an additional 180 days, or until September 15, 2010, to regain compliance.

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high- performance computing and communications markets.  The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements.  These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Netlist maintains its headquarters in Irvine, California with manufacturing facilities in Suzhou, China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer demand, including delays in product qualifications; delays in our and our customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; fluctuations in the market price of evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated March 30, 2009, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time.  Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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